Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

HERON THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate- Offering Price(2)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	37,911,081	$1.33	$50,421,737.73	$0.0001531	$7,719.57
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—
Total Offering Amounts						$50,421,737.73	$0.0001531	$7,719.57
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$7,719.57

(1)

Consists of (i) 13,225,227 shares of common stock, par value $0.01 per share (the “Common Stock”), (ii) 5,241,410 shares of Common Stock issuable upon the automatic conversion of Series A convertible preferred stock, par value $0.01 per share, subject to stockholder approval pursuant to the applicable rules of the Nasdaq Stock Market, and (iii) 19,444,444 shares of Common Stock issuable upon the conversion, at the option of the holder, of convertible senior unsecured promissory notes due 2031, subject to stockholder approval pursuant to the applicable rules of the Nasdaq Stock Market. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act based upon the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on September 3, 2025.